Exhibit 99.1

For Immediate Release

Resonant Announces Proposed Public Offering of Common Stock

GOLETA, Calif. – March 21, 2018 – Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced that it is offering to sell shares of its common stock in an underwritten public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Resonant intends to use the net proceeds from the offering for working capital, capital expenditures and other general corporate purposes, and for product development. Resonant also may use a portion of the proceeds to finance potential acquisitions and invest in companies or products that are complementary to its business, if and when suitable opportunities arise.

Needham & Company is acting as the sole book-running manager of the offering.

The shares described above are being offered by Resonant pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Needham & Company, Attention: Syndicate Prospectus Department, 250 Park Avenue, 10th Floor, New York, New York 10177, or by telephone at (800)-903-3268, or by email at prospectus@needhamco.com.

About Resonant Inc.

Resonant is creating software tools and IP & licensable blocks that enable the development of innovative filter designs and modules for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

Safe Harbor/ Forward-Looking Statements

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering.  The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including market conditions, risks associated with the cash requirements of our business and other risks detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission.  Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:

Greg Falesnik

MZ North America

1-949-385-6449

greg.falesnik@MZGroup.us